EXHIBIT 99.1

5995 Plaza Drive Cypress, California 90630 Tel. (800) 631-0969

News Release

CONTACT:	Tyler Mason Media Relations (714) 226-3530	Suzanne Shirley Investor Relations (714) 226-3470

PacifiCare Health Systems Announces 4th Quarter and Full Year 2003
Results and Guidance for 2004

•	Fourth quarter GAAP EPS was $0.36 per diluted share, net of $0.19 in costs related to debt redemption

•	Fourth quarter operating income up 20% from prior year

•	Q4 consolidated MLR improves 200 basis points year-over-year to 83.6%

•	Commercial membership grows by 33,000 from prior quarter

•	Full-year GAAP net income was $242.7 million, or $3.04 per diluted share

•	Estimated 2004 net income up 15%-19% to $280-$290 million

•	Estimated long-term net income growth raised from 15% to approximately 25% in 2005

CYPRESS, Calif., February 12, 2004 — PacifiCare Health Systems, Inc. (NYSE: PHS), today announced that reported net income for the fourth quarter ended December 31, 2003 was $31.5 million, or $0.36 per diluted share. This compares with reported net income of $37 million, or $0.50 per diluted share for the fourth quarter of 2002. All EPS numbers in this release have been adjusted to reflect the 2-for-1 stock split that was effective January 20, 2004. Results in the fourth quarter of 2003 are net of $28 million ($17.5 million net of tax, or $0.19 per diluted share) in costs related to the previously disclosed redemption of $175 million in debt, as well as dilution equal to $0.03 per diluted share from both the 7.6 million new shares of common stock outstanding as a result of this redemption and 6.4 million shares included in the calculation of weighted shares outstanding related to the company’s convertible debt.

For the full-year 2003, reported net income was $242.7 million, or $3.04 per diluted share. The full-year results include previously disclosed favorable changes in estimates of $54 million ($33.6 million net of tax, or $0.42 per diluted share) for health care costs in 2002 and prior periods, as well as the $28 million ($0.22 full-year diluted EPS) in costs related to the debt redemption.

“With pricing discipline and improved health care cost management contributing to a 280 basis point improvement in consolidated MLR year-over-year, and Federal legislation that sustains the life of the Medicare+Choice program, we were excited to see our stock perform well enough in 2003 to allow for the stock split that increased the company’s liquidity, as well as the early redemption of a significant portion of debt,” said President and Chief Executive Officer Howard Phanstiel. “These events, along with our new commercial products and proprietary PPO network, have given us the momentum to resume membership growth in 2004.”

Phanstiel added, “Our 2004 net income guidance of $280 to $290 million is up 15% to 19% from reported net income in 2003, and reflects the focus on investing in our member growth in 2004 and beyond. Looking out to 2005, we’re guiding for a net income increase of 25% as a result of our renewed Medicare growth strategy.”

Revenue and Membership

Fourth quarter 2003 revenue of $2.8 billion was 2% higher than the same quarter a year ago, primarily due to an increase in commercial premiums of 18% per member per month (PMPM) and senior premium increases of 5% PMPM. These increases offset a 7% decrease in commercial membership year-over-year that was due mainly to the planned loss of the CalPERS account as of January 1, 2003 and a 10% reduction in Medicare+Choice membership year-over-year. Commercial risk membership increased by 33,000 members, or 1.5% sequentially.

Specialty and Other revenue grew 18% in 2003 over the prior year, primarily due to the continued strong performance of the company’s pharmacy benefit management subsidiary, Prescription Solutions. Prescription Solutions’ unaffiliated membership rose by 436,000, or 27%, over the fourth quarter of last year.

Health Care Costs

The fourth quarter consolidated medical loss ratio (MLR) of 83.6% decreased 200 basis points from the fourth quarter of 2002 and was flat sequentially. For the year, the consolidated MLR improved by 280 basis points to 84%.

The private sector MLR, which is composed of commercial and Medicare Supplement members, decreased 310 basis in the fourth quarter of 2003 compared with the prior year and increased 110 basis points sequentially to 83.8%. For the year the private sector MLR improved by 300 basis points to 83.7%.

The government sector MLR, which includes Medicare+Choice membership, was 100 basis points lower than the fourth quarter of 2002 and decreased by 120 basis points from the third quarter of 2003, to 83.4%. The full-year government sector MLR was 84.2%, or 270 basis point lower than 2002.

Selling, General & Administrative Expenses

The SG&A expense ratio of 14.8% for the fourth quarter of 2003 increased by 140 basis points from the prior quarter, and 100 basis points year-over-year. SG&A in the fourth quarter of 2003 included expenditures totaling approximately $38 million related to severance for 300 employees, bad debt, legal settlements and fees, as well as increased discretionary spending for advertising and promotion. The year-over-year increase in this ratio was primarily the result of increased marketing and advertising expenses related to the development of new products, the expensing of stock-based compensation, bad debt and severance costs.

Other Financial Data

Medical claims and benefits payable (MCBP) totaled $1.03 billion at December 31, 2003, which was comparable with the prior quarter, while the IBNR component of MCBP increased 3.6% sequentially.

Cash flow from operations in the fourth quarter of 2003 was $515 million. Excluding the normal fourth quarter timing effect of the early receipt of the January 2004 premium payment from the Centers for Medicare & Medicaid Services (CMS), fourth quarter cash flow from operations was $80.2 million, or 2.5 times net income. For the full-year 2003, cash flow from operations was $414 million, or 1.7 times reported net income.

Days claims payable for the fourth quarter compared to the third quarter decreased to 41.3 days from 42.4 days. After excluding the non-risk, capitated portion of the company’s business, days claims payable decreased one day to 73.8. The slight overall decrease in days claims payable reflects periodic payments made to capitated providers in connection with contractual risk-sharing agreements, as well as an additional 8% decrease in our claim turnaround time from the third to the fourth quarter.

Conference Call, Webcast and Website Information

PacifiCare will host a conference call and webcast on Thursday, February 12, 2004 at 2:00 PM Pacific time, 5:00 PM Eastern, to discuss this release in further detail. Interested parties can access the live conference by dialing (800) 857-9879, password “PacifiCare”. A replay of the call will be available through March 5, 2004 at (888) 296-6944. Additionally, a live webcast of the call will be available at www.pacificare.com. Click on About PacifiCare, Investor Relations, and then Conference Calls to access the link. In accordance with Regulation G, a reconciliation of GAAP results to non-GAAP measurements referred to in this release and during the conference call will be posted with the earnings press release on our website.

Risk Factors Regarding Forward-Looking Statements

The statements in this news release, including those made by Howard G. Phanstiel that are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, the benefits of the new Medicare legislation and the competitive landscape of the Medicare+Choice program, the success of the company’s new commercial products and related increases in commercial membership, and statements related to 2004 and 2005 earnings guidance. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company’s regulated subsidiaries, inability to maintain profitability and growth at the company’s specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability, the inability to comply with existing bank covenants, and earnings dilution caused by potential conversion of the company’s convertible debt into common stock. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare is one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

2/12/04

PacifiCare Health Systems, Inc.

2004 Guidance

Revenue	Increase of 14%-14.5%
EBITDA	$575-$585 million
Free Cash Flow	$270-$280 million
Net Income	$280-$290 million
EPS	$2.95-$3.05
Weighted average shares outstanding	95.0 million

Margins
Commercial	15.5%-16.0%
Senior	13.0%-13.5%
Specialty & Other	48.5%-49.5%

MLRs
Consolidated	84.5%-85.5%
Private commercial	83.0%-84.0%
Private senior	68.5%-69.5%
Government senior	86.5%-87.5%

SG&A ratio	12.5%-13.0%
Tax rate	38.1%

Membership Growth
Commercial	3.0%-5.0% (pending outcome of UFCW strike)
Medicare+Choice	7.5%-8.0%

PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,

(In thousands, except per-share amounts)	2003	2002(1)	2003	2002(1)

Revenue:
Commercial	$1,309,879	$1,198,970	$5,043,257	$4,782,973
Senior	1,335,578	1,409,014	5,395,265	5,887,603
Specialty and other	134,756	113,981	498,668	421,439
Net investment income	16,302	21,981	71,321	64,487

Total operating revenue	2,796,515	2,743,946	11,008,511	11,156,502
Expenses:
Health care services and other:
Commercial	1,114,182	1,056,972	4,270,329	4,205,376
Senior	1,113,301	1,187,208	4,540,301	5,104,275
Specialty and other	63,397	48,125	255,164	176,050

Total health care services and other	2,290,880	2,292,305	9,065,794	9,485,701

Selling, general and administrative expenses	411,442	374,812	1,452,542	1,370,160
Impairment, disposition, restructuring, Office of Personnel Management and other (credits) charges, net	—	(1,711)	—	3,774

Operating income	94,193	78,540	490,175	296,867
Interest expense, net	(43,647)	(19,553)	(100,531)	(74,904)

Income before income taxes	50,546	58,987	389,644	221,963
Provision for income taxes	19,056	22,002	146,896	82,792

Income before cumulative effect of a change in accounting principle	31,490	36,985	242,748	139,171
Cumulative effect of a change in accounting principle	—	—	—	(897,000)

Net income (loss)	$31,490	$36,985	$242,748	$(757,829)

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	78,752	71,477	74,409	70,474

Basic earnings (loss) per share:
Income before cumulative effect of a change in accounting principle	$0.40	$0.52	$3.26	$1.98
Cumulative effect of a change in accounting principle	—	—	—	(12.73)

Basic earnings (loss) per share	$0.40	$0.52	$3.26	$(10.75)

Weighted average common shares and equivalents outstanding used to calculate diluted earnings (loss) per share (2)	90,147	73,910	79,963	70,474

Diluted earnings (loss) per share (2):
Income before cumulative effect of a change in accounting principle	$0.36	$0.50	$3.04	$1.98
Cumulative effect of a change in accounting principle	—	—	—	(12.73)

Diluted earnings (loss) per share	$0.36	$0.50	$3.04	$(10.75)

(1)	Presentation changes have been made to December 31, 2002 to conform to the 2003 presentation.

(2)	Dilutive potential common shares are excluded from the calculation of the year ended December 31, 2002 loss per share because they are antidilutive.

OPERATING STATISTICS

Medical loss ratio:
Consolidated	83.6%	85.6%	84.0%	86.8%

Private — Commercial	84.2%	87.2%	84.0%	87.1%
Private — Senior	54.2%	56.8%	63.4%	53.5%
Private — Consolidated	83.8%	86.9%	83.7%	86.7%

Government — Senior	83.4%	84.4%	84.2%	86.9%
Government — Consolidated	83.4%	84.4%	84.2%	86.9%

Selling, general and administrative expenses as a percentage of operating revenue (excluding net investment income)	14.8%	13.8%	13.3%	12.4%
Operating income as a percentage of total revenue	3.4%	2.9%	4.5%	2.7%
Effective tax rate	37.7%	37.3%	37.7%	37.3%

PACIFICARE HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)	Three Months Ended		Year Ended
	December 31,		December 31,

(In thousands)	2003	2002(1)	2003	2002(1)

Operating activities:
Net income (loss)	$31,490	$36,985	$242,748	$(757,829)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	(33,969)	(12,013)	(46,088)	18,559
Expense related to bond redemption	28,155	—	28,155	—
Depreciation and amortization	10,248	12,201	44,713	50,284
Tax benefit realized upon exercise of stock options	10,130	720	17,838	1,009
Provision for doubtful accounts	6,792	(9,517)	10,271	6,346
Stock based compensation expense	5,957	227	19,092	693
Amortization of intangible assets	5,431	5,879	21,908	23,600
Loss on disposal of property, plant and equipment and other	3,983	14,530	22,328	12,793
Amortization of notes receivable from sale of fixed assets	(1,453)	(816)	(5,641)	(3,107)
Amortization of capitalized loan fees	1,105	1,161	7,481	7,784
Amortization of discount on notes payable	97	157	424	266
Employee benefit plan contributions in treasury stock	—	2,546	1,363	12,132
Impairment, disposition, restructuring, Office of Personnel Management and other (credits) charges	—	(1,711)	—	3,774
Cumulative effect of a change in accounting principle	—	—	—	897,000
Marketable and other securities impairment for other than temporary declines in value	—	—	—	12,543
Adjustment to cash received in purchase transaction	—	—	—	17
Changes in assets and liabilities:
Receivables, net	19,610	37,134	19,327	82,369
Prepaid expenses and other assets	(3,825)	17,006	(33,748)	2,627
Medical claims and benefits payable	(10,800)	(17,626)	(17,000)	(52,226)
Accounts payable and accrued liabilities:
Payments for Office of Personnel Management settlement, net of amounts received	—	(11,318)	(10,000)	(65,441)
Other changes in accounts payable and accrued liabilities	7,214	(42,706)	74,031	59,027
Unearned premium revenue	434,926	417,030	16,928	(69,841)

Net cash flows provided by (used in) operating activities	$515,091	$449,869	$414,130	$242,379

Investing activities:
Purchase of marketable securities, net	$(32,485)	$(38,326)	$(169,102)	$(113,987)
Purchase of property, plant and equipment	(15,224)	(16,296)	(52,271)	(59,274)
Sale (purchase) of marketable securities — restricted	2,006	(14,263)	19,643	(117,368)
Proceeds from the sale of property, plant and equipment	9	80	30	12,492

Net cash flows provided by (used in) investing activities	$(45,694)	$(68,805)	$(201,700)	$(278,137)

Financing activities:
Proceeds from equity offering used for the redemption of $175M of senior notes	$199,424	$—	$199,424	$—
Principal payment on senior note redemption	(175,000)	—	(175,000)	—
Payment of premium to bond holders for senior note redemption	(18,813)	—	(18,813)	—
Proceeds from issuance of common stock and treasury stock	18,180	2,210	41,146	4,893
Principal payments on senior credit facility	(744)	(62,676)	(151,329)	(554,308)
Repurchase of common stock	(493)	—	(493)	—
Payments on software financing agreement	(388)	(2,231)	(3,683)	(2,231)
Proceeds from 3% convertible subordinated debentures	—	135,000	—	135,000
Loan fees	—	(5,250)	(6,949)	(37,789)
Proceeds from senior credit facility	—	—	150,000	—
Use of restricted cash collateral for payment of FHP senior notes	—	—	43,250	—
Principal payments of FHP senior notes	—	—	(43,250)	(41,750)
Proceeds from the sale of 10 3/4% senior notes, net of discount	—	—	—	496,945
Proceeds from draw down on equity commitment arrangement	—	—	—	8,928

Net cash flows provided by (used in) financing activities	$22,166	$67,053	$34,303	$9,688

Net increase (decrease) in cash and equivalents	$491,563	$448,117	$246,733	$(26,070)
Beginning cash and equivalents	706,859	503,572	951,689	977,759

Ending cash and equivalents	$1,198,422	$951,689	$1,198,422	$951,689

(1)	Presentation changes have been made to December 31, 2002 to conform to the 2003 presentation.

PACIFICARE HEALTH SYSTEMS, INC.

BALANCE SHEET DATA

(Unaudited)

	December 31,	September 30,	December 31,
(in thousands)	2003	2003	2002(1)

Assets:
Cash and equivalents and marketable securities	$2,558,142	$2,042,058	$2,190,552
Receivables, net	265,943	290,892	289,900
Property, plant and equipment, net	149,407	146,807	161,685
Goodwill and intangible assets, net	1,204,212	1,209,643	1,226,120
Other assets	441,600	404,077	382,876

Total assets	$4,619,304	$4,093,477	$4,251,133

Liabilities and equity:
Total medical claims and benefits payable	$1,027,500	$1,038,300	$1,044,500
Current portion of long-term debt	7,496	6,232	107,235
Long-term debt	612,700	787,067	731,961
Other liabilities	1,120,071	669,995	1,039,132
Total stockholders’ equity	1,851,537	1,591,883	1,328,305

Total liabilities and equity	$4,619,304	$4,093,477	$4,251,133

(1)	Presentation changes have been made to December 31, 2002 to conform to the 2003 presentation.

MEMBERSHIP DATA

	December 31,	September 30,	December 31,
	2003	2003	2002

Commercial:
HMO	1,994,800	2,002,400	2,252,000
PPO and indemnity	183,500	142,600	75,100
Employer self-funded	24,600	24,500	34,800

	2,202,900	2,169,500	2,361,900

Senior:
HMO and PPO	682,300	687,200	760,500
Medicare Supplement	26,900	26,200	15,600

	709,200	713,400	776,100

Total HMO and other membership	2,912,100	2,882,900	3,138,000

Pharmacy benefit management(A)	4,983,500	4,931,200	4,773,100
Behavioral health(B)	3,660,100	3,792,000	3,876,000
Dental and vision(B)	719,600	703,200	687,300

(A)	Pharmacy benefit management membership includes PacifiCare members that are in our commercial or senior HMO, PPO, indemnity, employer self-funded or Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(B)	Behavioral health, dental and vision membership includes PacifiCare members in our commercial and senior HMO that are also enrolled in our behavioral health, dental and/or vision plans.

PacifiCare Health Systems, Inc.
Membership Information
(Unaudited)

	December 31, 2003			September 30, 2003			December 31, 2002

(in thousands)	Commercial	Senior	Total	Commercial	Senior	Total	Commercial	Senior	Total

Medical Membership:
HMO Membership
Arizona	148.5	86.6	235.1	144.9	86.8	231.7	141.3	88.4	229.7
California	1,333.0	348.4	1,681.4	1,330.0	348.8	1,678.8	1,543.0	386.1	1,929.1
Colorado	173.7	52.6	226.3	173.0	53.5	226.5	178.3	57.6	235.9
Guam	26.4	—	26.4	31.3	—	31.3	32.2	—	32.2
Nevada	25.8	25.3	51.1	24.7	25.7	50.4	24.3	27.4	51.7
Oklahoma	87.2	18.4	105.6	88.3	18.9	107.2	101.1	19.8	120.9
Oregon	58.2	24.0	82.2	61.6	24.4	86.0	68.0	25.3	93.3
Texas	76.5	74.5	151.0	80.5	76.0	156.5	101.1	100.4	201.5
Washington	65.5	52.5	118.0	68.1	53.1	121.2	62.7	55.5	118.2

Total HMO	1,994.8	682.3	2,677.1	2,002.4	687.2	2,689.6	2,252.0	760.5	3,012.5

Other Membership
PPO and indemnity	183.5	—	183.5	142.6	—	142.6	75.1	—	75.1
Employer self-funded	24.6	—	24.6	24.5	—	24.5	34.8	—	34.8
Medicare supplement	—	26.9	26.9	—	26.2	26.2	—	15.6	15.6

Total other membership	208.1	26.9	235.0	167.1	26.2	193.3	109.9	15.6	125.5

Total HMO and other membership	2,202.9	709.2	2,912.1	2,169.5	713.4	2,882.9	2,361.9	776.1	3,138.0

	December 31, 2003			September 30, 2003			December 31, 2002

(in thousands)	PacifiCare	Unaffiliated	Total	PacifiCare	Unaffiliated	Total	PacifiCare	Unaffiliated	Total

Specialty Membership
Pharmacy benefit management(1)	2,912.2	2,071.4	4,983.5	2,882.9	2,048.3	4,931.2	3,138.0	1,635.1	4,773.1
Behavioral health(2)	2,013.4	1,646.7	3,660.1	1,956.1	1,835.9	3,792.0	2,194.7	1,681.3	3,876.0
Dental and vision(2)	485.0	234.6	719.6	458.1	245.1	703.2	442.5	244.8	687.3

(1)  Pharmacy benefit management PacifiCare membership represents members that are in our commercial or senior HMO, PPO, indemnity, employer self-funded or Medicare Supplement plans. All of these members either have a prescription drug benefit or are able to purchase their prescriptions utilizing our retail network contracts or our mail service.

(2)  Behavioral health, dental and vision PacifiCare membership represents members in our commercial and senior HMO that are also enrolled in our behavioral health, dental and/or vision plans.

PacifiCare Health Systems, Inc.
Percent of Health Care Services and Other Expenses
Capitated vs. Other Expenses
(Unaudited)

	Year Ended December 31,

(in thousands)	2003				2002

	Commercial		Senior		Commercial		Senior

Capitation expense	$1,488	35%	$2,704	60%	$1,795	43%	$2,994	59%
All other health care services and other expenses	2,782	65%	1,836	40%	2,410	57%	2,110	41%

Total health care services and other expenses	$4,270	100%	$4,540	100%	$4,205	100%	$5,104	100%

	Three Months Ended December 31,

(in thousands)	2003				2002

	Commercial		Senior		Commercial		Senior

Capitation expense	$360	32%	$657	59%	$432	41%	$714	60%
All other health care services and other expenses	754	68%	456	41%	625	59%	473	40%

Total health care services and other expenses	$1,114	100%	$1,113	100%	$1,057	100%	$1,187	100%

PacifiCare Health Systems, Inc.
Changes in Medical Claims and Benefits Payable
(Unaudited)

(in thousands)

Balance September 30, 2003	$1,038,300
IBNR health care increases	47,000	Primarily due to increases in commercial risk membership and increases in commercial and senior health care costs.
Risk programs	(18,400)	Primarily due to the settlement of risk program liabilities with providers.
All other changes	(39,400)	Primarily due to decreases in capitation payables and other health care accruals.

Balance December 31, 2003	$1,027,500

PacifiCare Health Systems, Inc.
Medical Claims and Benefits Payable (MCBP) Information
(Unaudited)

		Three months ended

		December 31, 2002	September 30, 2003	December 31, 2003
Commercial	Days in the quarter	92	92	92

A	MCBP ($000s) at end of period	$615,425	$634,432	$667,002
B	Total HMO and PPO commercial members (000s) at end of period	2,325	2,144	2,176
C=A/B	MCBP per member at end of period	$264.70	$295.91	$306.53
D=A/(Health care costs/Days in quarter)	Days claims payable	51.2	52.0	52.1
E	IBNR ($000s)(4)	$410,357	$472,724	$505,312
F	Claims expense per day	$5,269	$6,178	$6,598
G=E/F	IBNR days claims payable	77.9	76.5	76.6
H	Days to turn claims(1)(2)	62.6	54.9	54.9

Senior

A	MCBP ($000s) at end of period	$429,075	$403,868	$360,498
B	Total HMO and Medicare Supplement members (000s) at end of period	776	713	709
C=A/B	MCBP per member at end of period	$552.93	$566.43	$508.46
D=A/(Health care costs/Days in quarter)	Days claims payable	33.3	32.9	29.8
E	IBNR ($000s)(4)	$311,660	$281,865	$276,226
F	Claims expense per day	$3,970	$3,915	$3,997
G=E/F	IBNR days claims payable	78.5	72.0	69.1
H	Days to turn claims(1)(2)	58.9	49.2	49.2

Consolidated

A	MCBP ($000s) at end of period	$1,044,500	$1,038,300	$1,027,500
B	Total members (000s) at end of period	3,101	2,857	2,885
C=A/B	MCBP per member at end of period	$336.83	$363.42	$356.15
D=A/(Health care costs/Days in quarter)	Days claims payable	41.9	42.4	41.3
E	IBNR ($000s)(4)	$722,017	$754,589	$781,538
F	Claims expense per day	$9,239	$10,093	$10,595
G=E/F	IBNR days claims payable	78.1	74.8	73.8
H	Days to turn claims(1)(2)	60.7	52.2	52.2
I	Days receipts on hand(3)	6.6	5.4	5.5

Note 1 — Excludes PPO, POS, Specialty Company and third party administered claims. These excluded claims do not materially impact the calculations.

Note 2 — December 31, 2003 days to turn claims assumes no further improvement in speed.

Note 3 — Excludes Specialty Company claims. These excluded claims do not materially impact the calculations.

Note 4 — IBNR related to medical claims only (pharmacy IBNR is not included in this metric).

PacifiCare Health Systems, Inc.
Medical Claims and Benefits Payable (MCBP) Information
(Unaudited)

	Q4 2003 compared to Q4 2002

Analysis	Commercial	Senior	Consolidated

Days to turn claims — December 31, 2003	54.9	49.2	52.2
Days to turn claims — December 31, 2002	62.6	58.9	60.7

Decrease in days to turn claims from December 31, 2002 to December 31, 2003	(7.7)	(9.7)	(8.5)
Q4 2002 claims expense per day ($000s)	$5,269	$3,970	$9,239

Expected IBNR decrease from improved speed of claims payments ($000s)	($40,571)	($38,628)	($78,809)
Total members at December 31, 2002 (000s)	2,325	776	3,101
IBNR decrease per member from improved speed of claims payments	($17.45)	($49.78)	($25.41)
MCBP per member at December 31, 2002	$264.70	$552.93	$336.83

Expected MCBP per member Q4 2003 assuming improved speed of claims payments	$247.25	$503.15	$311.41

MCBP per member at December 31, 2003	$306.53	$508.46	$356.15

MCBP per member increase over prior year (trend covered)	24.0%	1.1%	14.4%

Compares To:
Health care cost per member — Three months ended December 31, 2002	$157.65	$505.84	$244.98
Health care cost per member — Three months ended December 31, 2003	$181.47	$523.17	$265.86
Health care cost increase per member over fourth quarter of prior year	15.1%	3.4%	8.5%

PacifiCare Health Systems, Inc.
Medical Loss Ratio Information
(Unaudited)

(amounts in millions)

	COMMERCIAL			SENIOR			TOTAL

		Health Care			Health Care			Health Care
		Services			Services			Services
	Premiums	Expenses	MLR	Premiums	Expenses	MLR	Premiums	Expenses	MLR

Year Ended December 31, 2003:
Private Sector	$5,320.3	$4,471.2	84.0%	$79.1	$50.2	63.4%	$5,399.4	$4,521.4	83.7%
Government Sector	—	—	N/A	5,319.2	4,478.1	84.2%	5,319.2	4,478.1	84.2%
Consolidated	$5,320.3	$4,471.2	84.0%	$5,398.3	$4,528.3	83.9%	$10,718.6	$8,999.5	84.0%

Q4 2003:
Private Sector	$1,382.1	$1,163.9	84.2%	$21.6	$11.7	54.2%	$1,403.7	$1,175.6	83.8%
Government Sector	—	—	N/A	1,315.5	1,097.5	83.4%	1,315.5	1,097.5	83.4%
Consolidated	$1,382.1	$1,163.9	84.2%	$1,337.1	$1,109.2	83.0%	$2,719.2	$2,273.1	83.6%

Year Ended December 31, 2002:(1)
Private Sector	$5,055.5	$4,400.9	87.1%	$50.3	$26.9	53.5%	$5,105.8	$4,427.8	86.7%
Government Sector	—	—	N/A	5,833.6	5,068.9	86.9%	5,833.6	5,068.9	86.9%
Consolidated	$5,055.5	$4,400.9	87.1%	$5,883.8	$5,095.8	86.6%	$10,939.3	$9,496.7	86.8%

Q4 2002:(1)
Private Sector	$1,269.3	$1,107.4	87.2%	$12.9	$7.3	56.8%	$1,282.2	$1,114.7	86.9%
Government Sector	—	—	N/A	1,395.2	1,177.7	84.4%	1,395.2	1,177.7	84.4%
Consolidated	$1,269.3	$1,107.4	87.2%	$1,408.1	$1,185.0	84.2%	$2,677.4	$2,292.4	85.6%

(1) Presentation changes have been made to December 31, 2002 to conform to the 2003 presentation.

PacifiCare Health Systems, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)

Non-GAAP Measures

We utilize certain non-GAAP measures to evaluate our performance and consider these measures important indicators of our success. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America. In addition, our non-GAAP measures may not be comparable to similar measures reported by other companies.

Medical Loss Ratio Premiums and Health Care Services Expenses

The following sets forth a reconciliation of premium revenues and health care services expenses used in the calculation of our medical loss ratio to the revenue and health care services and other expenses (which is the closest GAAP financial measure) as shown on the consolidated statements of operations:

	Three Months Ended		Year Ended
(amounts in millions)	December 31,		December 31,

	2003	2002(1)	2003	2002(1)

Commercial:
Commercial revenue	$1,309.9	$1,199.0	$5,043.3	$4,783.0
Net effect of specialty premiums, administrative service fee revenue and eliminations	72.2	70.3	277.0	272.5

Consolidated commercial premiums	$1,382.1	$1,269.3	$5,320.3	$5,055.5

Commercial health care services and other expenses	$1,114.2	$1,057.0	$4,270.3	$4,205.4
Net effect of specialty health care services and other expenses and eliminations	49.7	50.4	200.9	195.5

Consolidated health care services expenses related to consolidated commercial premiums	$1,163.9	$1,107.4	$4,471.2	$4,400.9

Senior:
Senior revenue	$1,335.6	$1,409.0	$5,395.3	$5,887.6
Net effect of specialty premiums, administrative service fee revenue and eliminations	1.5	(0.9)	3.0	(3.8)

Consolidated senior premiums	$1,337.1	$1,408.1	$5,398.3	$5,883.8

Senior health care services and other expenses	$1,113.3	$1,187.2	$4,540.3	$5,104.3
Net effect of specialty health care services and other expenses and eliminations	(4.1)	(2.2)	(12.0)	(8.5)

Consolidated health care services expenses related to consolidated senior premiums	$1,109.2	$1,185.0	$4,528.3	$5,095.8

(1) Presentation changes have been made to December 31, 2002 to conform to the 2003 presentation.